UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2015

Sizmek Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36219	37-1744624
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

500 W. 5th St. Suite 900 Austin, TX	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (512) 469-5900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The annual meeting of the stockholders of Sizmek Inc. (the “Company”) was held on November 3, 2015. The Company previously filed with the Securities and Exchange Commission the proxy statement and related materials pertaining to this meeting. On the record date of September 21, 2015, there were 29,581,725 shares of the Company’s common stock outstanding and eligible to vote. During the meeting, the stockholders took the following actions with respect to the four proposals set forth in the proxy statement:

Proposal 1:  Election of Directors

Elected the following seven nominees to the Board of Directors to serve as directors until their respective successors are elected and qualify.

Nominee	Votes For	Votes Withheld	Abstentions and Broker Non-Votes
Scott K. Ginsburg	18,878,153	1,176,777	6,820,686
Xavier A. Gutierrez	19,304,117	750,813	6,820,686
John R. Harris	19,138,192	916,738	6,820,686
Adam Klein	19,231,724	823,206	6,820,686
Cecil H. Moore, Jr.	19,298,712	756,218	6,820,686
Neil H. Nguyen	18,868,232	1,186,698	6,820,686
Stephen E. Recht	19,278,435	776,495	6,820,686

Proposal 2: Approval of the Compensation of our Named Executive Officers

Approved, on an advisory basis (non-binding), the compensation of the Company’s Named Executive Officers as described in the Compensation Discussion and Analysis and the accompanying tables in the proxy statement. There were 18,653,384 votes for the proposal, 1,378,497 votes against the proposal, 23,049 abstentions and 6,820,686 broker non-votes.

Proposal 3: Ratification of the Appointment of Independent Registered Public Accountants

Ratified the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accountants for 2015. There were 25,522,607 votes for the proposal, 1,242,557 votes against the proposal, 110,452 abstentions and 0 broker non-votes.

Proposal 4:  Approval of the amendment and restatement of the Company’s 2014 Incentive Award Plan

Approved the amendment and restatement of the Company’s 2014 Incentive Award Plan.  There were 15,704,270 votes for the proposal, 4,333,452 votes against the proposal, 17,208 abstentions, and 6,820,686 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIZMEK INC.

Date: November 4, 2015	By:	/s/ Kenneth J. Saunders
Name: Kenneth J. Saunders
Title: Chief Financial Officer